Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Canterbury Park Holding Corporation (“CPHC,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following summary of the general terms and provisions of our common stock does not purport to be complete and is based upon and qualified by reference to our articles of incorporation and bylaws, which are incorporated by reference as an exhibit to our Annual Report on Form 10-K. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Minnesota Business Corporation Act, or MBCA, for additional information.

Authorized Shares of Capital Stock

We are authorized to issue an aggregate total of 10,000,000 shares of common stock with a stated par value of $.01 per share. All shares are of one class and one series, except that our board of directors, by its action, may establish more than one class or series.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Except as otherwise provided by law, our articles of incorporation or our bylaws, matters will generally be decided by the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting. The MBCA provides that directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present. Our board of directors is not classified.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

All outstanding shares of our common stock are fully paid and nonassessable.

The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareowner Services.

Our common stock is currently listed on The Nasdaq Stock Market under the trading symbol “CPHC.”

Preferred Stock

Under our articles of incorporation, our board of directors is authorized to establish more than one class or series of shares. The board of directors may fix the relative rights and preferences of any such different classes or series, without shareholder approval, which may be greater than the rights of the common stock.

We have no preferred stock outstanding. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects of such preferred stock may include, among other things restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of the Company.

Provisions Affecting Holders of Five Percent or More of Our Equity Securities

The Minnesota Racing Commission, or MRC, is charged with responsibility to ensure that pari-mutuel horse racing is conducted “in the public interest” and to ensure the “integrity” of racing in Minnesota. Under Minnesota law, the MRC has broad powers to require disclosure whether any natural person or business entity associated with a Class A or Class B licensee, including officers, directors or holders of a material amount of the licensee’s stock or other forms of ownership (“Control Persons”), has engaged in certain conduct or committed certain acts that reflect adversely on their character as it would pertain to affiliation with a Class A or Class B licensee (herein called “Character Information”). Character Information includes having been convicted of a felony, being the subject of a pending criminal prosecution, having engaged in any illegal business or having been found guilty of fraud or misrepresentation in connection with horse racing or breeding. If adverse Character Information about a Control Person becomes known to the MRC or if Character Information required by Minnesota law about a Control Person cannot be verified, the MRC has the power to revoke or suspend the licensee’s Class A or Class B license. A Class A or Class B licensee is required to provide Character Information about Control Persons when applying for its license and when its license is renewed. In addition, if a change occurs in the officers, directors or persons with a direct or indirect financial interest in the Class A or Class B license or if a 5% or more change in a licensee’s ownership occurs after the license is issued, the licensee must report to the MRC the identity of and Character Information about such Control Person within five days after such change.

The Racetrack operations we conduct through our subsidiary (Canterbury Park Entertainment LLC) are subject to direct regulation by the MRC. Accordingly, to enable us to fulfill our responsibilities under Minnesota law, as well as to protect our interests as a Class A and Class B license holder, our articles of incorporation include provisions that are applicable to beneficial owners of 5% or more of any class of our equity securities, or beneficial owners that increase their ownership of any class of our equity securities by 5% of more, for so long as we own or have a financial interest in any business entity that is subject to the provisions of Minnesota law regulating pari-mutuel horse racing and other wagering currently regulated by the MRC. Under our articles of incorporation, this type of business entity is referred to as a “Regulated Business Entity,” or RBE.

Under our articles of incorporation, if any person or group of persons acquires a 5% or greater beneficial interest in any class of our equity securities, the shareholder must provide us with the information that we are required to provide to the MRC under Minnesota law.

Our articles of incorporation further provide that we have the right to redeem all or any portion of the equity securities held by any person or group becomes the beneficial owner of 5% or more of any class of our equity securities or increases its beneficial ownership of any class of our equity securities by 5% or more if any of the following occur:

●	the ownership interest of such person or group is determined by the MRC to be detrimental to the public interest or integrity of horse racing in Minnesota;

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the MRC advises us that if such person or group continues to hold all or any portion of the equity securities it acquired, the MRC will suspend the RBE’s Class A or Class B license or take other action materially adverse to the RBE’s business;

●	the person or group does not supply to the MRC within the time period specified by the MRC a certification with respect to the matters specified under Minnesota law;

●	the person or group fails to provide to the MRC within the time period specified by the MRC any information which the MRC requests; or

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our board of directors shall in the exercise of its reasonable judgment determine that the MRC will suspend the Class A or Class B license issued to the RBE or take other action that could have a material adverse effect on the RBE’s business if such person or group continues to hold all or any portion of the equity securities it acquired.

If we exercise our right to redeem equity securities from a beneficial owner under these circumstances, the redemption price will be paid in cash, securities or any combination thereof. The redemption price will be lowest of the lowest of (i) the price at which the equity securities were acquired, (ii) the book value per share of such equity securities based on our most recent audited balance sheet prior to the date such equity securities were purchased, or (iii) the fair market value of such equity securities on the date we receive notification that such person or group became the beneficial owner of 5% or more of our equity securities or increased its beneficial ownership of such equity securities 5% or more.

If we elect to redeem less than all of the equity securities from a shareholder under these circumstances, the shares to be redeemed may be selected in such manner as our board of directors determines, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner.

At least 30 days’ written notice of the redemption date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); but the redemption date may be the date on which written notice is given to record holders if the cash or redemption securities necessary to effect the redemption has been deposited in trust for benefit of the record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed.

From and after the redemption date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, that may be held by the beneficial owner(s) of shares of equity securities selected for redemption (including without limitation any rights to vote or participate in dividends declared on shares of the same class or series as such shares), will cease and terminate and such beneficial owner will be entitled only to receive the cash and redemption securities payable upon redemption.

Anti-Takeover Effects of Provisions of our Articles of Incorporation, our Bylaws and Minnesota Law

Some provisions of Minnesota law, our articles of incorporation and our bylaws contain provisions that are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of our directors. These provisions may have an effect of delaying, deferring or preventing a change in control of the Company. However, we believe that these provisions give our board the flexibility to exercise its fiduciary duties in a manner consistent with the interests of our shareholders.

In addition to the provisions described below, please see “Provisions Affecting Holders of Five Percent or More of Our Equity Securities.”

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Undesignated Preferred Stock: The ability of our board of directors to designate classes or series of stock from our authorized stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

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Shareholder Meetings: Under our bylaws, annual meetings of our shareholders may be called only by our board of directors. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by the chairman of our board, our president, treasurer, two or more directors, or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting. However, a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

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Requirements for Advance Notification of Shareholder Nominations and Proposals: Nominations for election to our board of directors may be made by the board of directors or a committee appointed by the board of directors or by any shareholder entitled to vote generally in the election of directors who follows the advance notice procedures described in Section 3.06 of our bylaws. In general, a shareholder must submit a written notice of the nomination to our corporate secretary not less than 45 days nor more than 75 days prior to a meeting date corresponding to the prior year’s annual meeting, together with required information regarding the shareholder and each person the shareholder proposes to nominate. Shareholders can propose business, other than nominations to our board of directors, to be considered at a regular meeting of shareholders only if a shareholder follows the advance notice procedures described in Section 2.10 of our bylaws. In general, a shareholder must submit a written notice of the proposal together with required information regarding the shareholder and the shareholder’s interest in the proposal to our corporate secretary not less than 45 days nor more than 75 days prior to a meeting date corresponding to the prior year’s annual meeting.

●	Provisions of Minnesota Law: Provisions of the MBCA that may have an effect of delaying, deferring or preventing a change in control of the Company are:

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Control Share Acquisitions. Section 302A.671 of the MBCA provides that shares of an “issuing public corporation,” such as CPHC, acquired by an “acquiring person” in a “control share acquisition” that exceed the threshold of voting power of any of the three ranges identified below will not have voting rights, unless the issuing public company’s shareholders vote to accord such shares the voting rights normally associated with such shares. A “control share acquisition” is an acquisition, directly or indirectly, by an “acquiring person” (as defined in the MBCA) of beneficial ownership of shares of an issuing public corporation that, but for Section 302A.671, would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power of the issuing public corporation with any of the following three ranges: (i) at least 20% but less than 33 1/3%; (ii) at least 33 1/3% but less than or equal to 50%; and (iii) over 50%. Shares acquired in a control share acquisition in excess of any of the three thresholds will have not voting rights, unless voting rights are accorded such shares by an affirmative vote by the issuing public company’s shareholders. Acquisition of beneficial ownership of shares includes the acquisition of the power to vote or direct the voting of shares, whether that power is shared within a group or is held by one shareholder. Certain acquisitions of voting power are exempt from Section 302A.671, including acquisitions directly from the issuing public company. The issuing public company also has an option to call for redemption all, but not less than all, shares acquired in the control share acquisition that exceed 20% of the outstanding voting power (or such higher threshold of voting power for which shareholder approval has not been obtained) at a price equal to the fair market value of the shares at the time the call is given if (i) the acquiring person fails to deliver the information statement to the issuing public company by the tenth day after the control share acquisition; or (ii) shareholders have voted not to accord voting rights to the shares acquired in the control share acquisition.

On June 28, 2016, our shareholders approved under Section 302A.671 of the MBCA (a) the acquisition in 2015 by investment advisory firms affiliated with Mario J. Gabelli (the “Gabelli Group”) of our common stock that increased the Gabelli Group’s ownership at that time from approximately 18% to approximately 24.8% of our outstanding common stock, (b) the restoration of voting rights with respect to the Gabelli Group’s shares, and (c) the acquisition by the Gabelli Group of beneficial ownership of additional shares that will have full voting rights up to a maximum of 33 1/3% of our outstanding common stock.

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Business Combination. Section 302A.673 of the MBCA prohibits a public Minnesota corporation, such as CPHC, from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the acquisition by which such person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock. Section 302A.673 does not apply if a committee comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction that resulted in the shareholder becoming an “interested shareholder” prior to the shareholder becoming an interested shareholder. For purposes of Section 302A.673, a director or person is “disinterested” if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization.

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Fair Price Provisions. Section 302A.675 of the MBCA provides that a offeror may not acquire shares of a Minnesota publicly held corporation, such as CPHC, from a shareholder within two years following the last purchase of shares of the same class pursuant to a takeover offer with respect to that class, unless the shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. Section 302A.675 does not apply if a committee of our board of directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for our board of directors at the time of the first public announcement of the takeover offer, and who are not our current or former officers and employees, offerors, affiliates or associates of the offeror or nominees for our board of directors by the offeror or an affiliate or associate of the offeror.